Term sheet No. 39D To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement D dated December 27, 2006	Registration Statement No. 333-137902 Dated February 26, 2007; Rule 433

Deutsche Bank AG, London Branch

Performance Securities with Contingent Protection Linked to an Index due on or about March 30, 2012

General

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This term sheet relates to five (5) separate note offerings. Each issue of the offered notes is linked to one, and only one, Index. You may participate in any of the five (5) note offerings or, at your election, in two or more of the offerings. This term sheet does not, however, allow you to purchase a note linked to a basket of some or all of the Indices described below. Except as otherwise indicated in this term sheet, the terms described below generally apply to each note offering.

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Performance Securities with Contingent Protection Linked to an Index due on or about March 30*, 2012 (the “notes”) are designed for investors who seek a return linked to the appreciation of the applicable Index. Investors should be willing to forgo interest and dividend payments during the term of the notes and be willing to lose all of their principal if the applicable Index declines and closes below the applicable Trigger Level (as defined below) on any single trading day during the Observation Period (as defined below).

•	Senior unsecured obligations of Deutsche Bank AG due on or about March 30*, 2012.
•	Denominations of $10.00.
•	Minimum initial investments of $1,000 and integral multiples of $10.00 in excess thereof.
•	The notes are expected to price on or about March 26*, 2007 and are expected to settle on or about March 30*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa3 to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Index	Page Number	Principal Amount	Participation Rate	Index Starting Level	Trigger Level	CUSIP	ISIN
S&P 500® Index	TS-7		100-110%†			25152C 67 6	DE000DB1KMG2
Dow Jones EURO STOXX 50® Index	TS-15		150-165%†			25152C 72 6	DE000DB1KMF4
Nikkei® 225 Index	TS-23		150-165%†			25152C 68 4	DE000DB1KMH0
MSCI Emerging Markets IndexSM	TS-30		105-115%†			25152C 69 2	DE000DB1KMJ6
Hang Seng China Enterprises Index	TS-37		105-115%†			25152C 71 8	DE000DB1KMK4

Payment at Maturity:	•

If the applicable Index Ending Level is greater than the applicable Index Starting Level, you will receive a cash payment per $10.00 note principal amount equal to the applicable Index Return multiplied by the applicable Participation Rate. Accordingly, if the applicable Index Return is positive, your payment at maturity per $10.00 note principal amount will be calculated as follows:

$10.00 + ($10.00 x applicable Index Return x applicable Participation Rate)
	•	If the applicable Index Ending Level is equal to the applicable Index Starting Level, you will receive a cash payment of $10.00 per $10.00 note principal amount.
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If the applicable Index Ending Level is less than the applicable Index Starting Level, but the applicable Index does not close below the applicable Trigger Level on any single trading day during the Observation Period, you will receive a cash payment of $10.00 per $10.00 note principal amount.

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If the applicable Index Ending Level is less than the applicable Index Starting Level, and the applicable Index closes below the applicable Trigger Level on any single trading day during the Observation Period, your final payment per $10.00 note principal amount will be calculated as follows:

$10.00 + ($10.00 x applicable Index Return)

You will lose some or all of your investment at maturity if the applicable Index closes below the applicable Trigger Level on any single trading day during the Observation Period, and the applicable Index Ending Level is less than the applicable Index Starting Level.

Index Return:	applicable Index Ending Level – applicable Index Starting Level applicable Index Starting Level

Index Starting Level:	The closing level of the applicable Index on the Trade Date.
Index Ending Level:	The closing level of the applicable Index on the Final Valuation Date.
Trigger Level:	50% of the applicable Index Starting Level.
Observation Period:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	March 26*, 2007
Final Valuation Date:	March 26*, 2012, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.
Term; Maturity Date:	5 years; March 30*, 2012, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated terms of the notes remain the same.

†The actual Participation Rate will be determined on the Trade Date.

Investing in the notes involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us

Per Note	$	$	$
Total	$	$	$

(1)

In no event will the discounts and commissions received by UBS Financial Services Inc. and Deutsche Bank Securities Inc. exceed $0.35 per $10.00 note principal amount. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Financial Services Inc.	Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement D dated December 27, 2006. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement D dated December 27, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506260178/d424b2.htm

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying the positive applicable Index Return by the applicable Participation Rate, to be determined on the Trade Date. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the applicable Index. Because the notes are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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CONTINGENT PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of your notes is protected against a decline in the applicable Index Ending Level, as compared to the applicable Index Starting Level, so long as the applicable Index does not close below the applicable Trigger Level on any single trading day during the Observation Period. However, if the applicable Index closes below the applicable Trigger Level on any single trading day during the Observation Period, your notes will be fully exposed to any decline in the applicable Index on the Final Valuation Date, and you could lose the entire principal amount of your notes.

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement. Subject to the limitations described therein, although the tax consequences of an investment in the notes are uncertain, we believe that the notes should be characterized as prepaid financial contracts for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the sale, exchange or retirement of the notes should be long-term capital gain or loss if at the time of such sale, exchange or retirement you have held the notes for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described in this term sheet and the accompanying product supplement. Neither we nor UBS Financial Services Inc. renders any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

In addition, under current law the United Kingdom will not impose withholding tax on payments made with respect to the notes. Please see the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders” for a discussion of certain German tax considerations relating to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the applicable Index or in any of the component stocks underlying the applicable Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement D dated December 27, 2006.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS OF YOUR ENTIRE PRINCIPAL — The return on the notes at maturity is linked to the performance of the applicable Index and will depend on whether, and the extent to which, the applicable Index Return is positive or negative, and whether the applicable Index closes below the applicable Trigger Level on any single trading day during the Observation Period. Your investment will be fully exposed to any decline in the applicable Index Ending Level, as compared to the applicable Index Starting Level, if the applicable

Index closes below the applicable Trigger Level on any single trading day during the Observation Period. Accordingly, you could lose the entire principal amount of your notes.

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YOUR PRINCIPAL PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If the closing level of any Index declines below the applicable Trigger Level on any single trading day during the Observation Period, at maturity your investment will be fully exposed to any decline in the applicable Index Ending Level relative to the applicable Index Starting Level. If this occurs, and the applicable Index Ending Level is less than the applicable Index Starting Level, the cash payment you receive at maturity will be equal to the applicable Index Return, and, accordingly, you will lose some or all of your investment. Your principal will be protected only if the applicable Index closing level never falls below the applicable Trigger Level during the Observation Period, and you hold your notes until maturity. The likelihood of the closing level of the applicable Index declining below the applicable Trigger Level on any single trading day during the Observation Period will depend in large part on the volatility of the applicable Index – the frequency and magnitude of changes in the level of the applicable Index.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity for each issue of the offered notes described in this term sheet is based on the full principal amount of such notes, the original issue price of the notes includes the agents’ commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any Index would have.

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THE INDEX RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATED TO THE U.S. DOLLAR THAT MIGHT AFFECT THE DOW JONES EURO STOXX 50® INDEX, THE NIKKEI® 225 INDEX OR THE HANG SENG CHINA ENTERPRISES INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index and the Hang Seng China Enterprises Index are denominated. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

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THE NOTES MAY BE SUBJECT TO CURRENCY EXCHANGE RISK BECAUSE THE MSCI EMERGING MARKETS INDEXSM, BUT NOT THE COMPONENT STOCKS UNDERLYING THE MSCI EMERGING MARKETS INDEXSM, IS DENOMINATED IN U.S. DOLLARS — The MSCI Emerging Markets IndexSM, but not the component stocks underlying the MSCI Emerging Markets IndexSM, is denominated in U.S. dollars. Because the prices of the component stocks underlying the MSCI Emerging Markets IndexSM will be converted by the sponsor of such index into U.S. dollars for the purposes of calculating the value of the MSCI Emerging Markets IndexSM, your investment will be exposed to currency exchange risk with respect to each of the emerging markets countries represented in the MSCI Emerging Markets IndexSM. Your net exposure to such risk will depend on the extent to which the currencies in which the component stocks underlying the MSCI Emerging Markets IndexSM are denominated strengthen or weaken relative to the U.S. dollar. If the U.S. dollar strengthens relative to any of the currencies in which the component stocks underlying the MSCI Emerging Markets IndexSM are denominated, the value of the MSCI Emerging Markets IndexSM may be adversely affected, and the payment at maturity on the notes, if any, may be reduced. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the relevant foreign countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the emerging market countries represented in the MSCI Emerging Markets IndexSM, the United States and other countries important to international trade and finance.

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WE ARE ONE OF THE COMPANIES THAT MAKE UP THE DOW JONES EURO STOXX 50® INDEX, BUT WE ARE NOT AFFILIATED WITH ANY OTHER COMPANY INCLUDED IN THE DOW JONES EURO STOXX 50® INDEX, THE S&P 500® INDEX, THE NIKKEI® 225 INDEX, THE MSCI EMERGING MARKETS INDEXSM OR THE HANG SENG CHINA ENTERPRISES INDEX — We are one of the companies that make up the Dow Jones EURO STOXX 50® Index, but we are not affiliated with any of the other companies whose stock is included in the Dow Jones EURO STOXX 50® Index, the S&P 500® Index, the Nikkei® 225 Index, the MSCI Emerging Markets IndexSM or the Hang Seng China Enterprises Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the MSCI Emerging Markets IndexSM, the Hang Seng China Enterprises Index or your notes. None of the money you pay us will go to the respective sponsors of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the MSCI Emerging Markets IndexSM or the Hang Seng China Enterprises Index (the “Sponsors”) or any of the other companies included in the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the MSCI Emerging Markets IndexSM or the Hang Seng China Enterprises Index and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor the Sponsors will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the applicable Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the applicable Index;

•	the time to maturity of the notes;

•	the market price and dividend rate on the component stocks underlying the applicable Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the applicable Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the nations in which the companies included in the applicable Index are domiciled;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE APPLICABLE INDEX TO WHICH EACH ISSUE OF OFFERED NOTES IS LINKED OR THE MARKET VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the applicable Index to which each issue of offered notes is linked.

The Notes may be suitable for you if:

•	You believe the applicable Index will appreciate over the term of the notes;
•	You are willing to expose your principal to the full downside performance of the applicable Index;

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You are willing to forego dividends paid on the stocks included in the applicable Index in exchange for enhanced returns if the applicable Index appreciates and contingent protection if the applicable Index declines;

•	You do not seek current income from this investment;
•	You are willing and able to hold the notes to maturity; and
•	You are willing to invest in the notes based on the range indicated for the applicable Participation Rate (the actual applicable Participation Rate will be determined on the Trade Date).

The Notes may not be suitable for you if:

•	You do not believe the applicable Index will appreciate over the term of the notes;
•	You seek an investment that is 100% principal protected;
•	You prefer to receive the dividends paid on the stocks included in the applicable Index;
•	You seek current income from your investments;
•	You are unwilling or unable to hold the notes to maturity; or
•	You seek an investment for which there will be an active secondary market.

NOTES LINKED TO THE S&P 500® INDEX

The S&P 500® Index

We have derived all information contained in this term sheet regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P 500® Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005 the Index became fully float adjusted. S&P’s criteria for selecting stocks for the Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

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holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this term sheet, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500® Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the Index Closing Level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action		Adjustment Factor		Divisor Adjustment Required

Stock split (e.g., 2-for-1)		Shares Outstanding multiplied by 2; Stock Price divided by 2		No

Share Issuance (i.e., change ≥5%)		Shares Outstanding plus newly issued Shares		Yes

Share Repurchase (i.e., change ≥5%)		Shares Outstanding minus Repurchased Shares		Yes

Special Cash Dividends		Share Price minus Special Dividend		Yes

Company Change		Add new company Market Value minus old company Market Value		Yes

Rights offering		Price of parent company minus		Yes

	(	Price of Rights	)
Right Ratio

Spinoffs		Price of parent company minus		Yes
	(	Price of Spinoff Co.	)
Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500® Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the notes. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as an “S&P successor index”), then any S&P 500® Index closing level will be determined by reference to the level of such S&P successor index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the S&P successor index on the Final Valuation Date or other relevant date.

Upon any selection by the calculation agent of a S&P successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuance is continuing on, the Final Valuation Date or other relevant date, and the calculation agent determines, in its sole discretion, that no S&P successor index is available at such time, or the calculation agent has previously selected a S&P successor index and publication of such S&P successor index is discontinued prior to and such discontinuation is continuing on such Final Valuation Date or other relevant date, then the calculation agent will determine the S&P 500® Index closing level for such date. The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P successor index, as applicable last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500® Index or S&P successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index or S&P successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

If at any time the method of calculating the S&P 500® Index or an S&P successor index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the S&P 500® Index or such S&P successor index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or an S&P successor index is modified so that the level of the S&P 500® Index or such S&P successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index or such S&P successor index), then the calculation agent will adjust the S&P 500® Index or such S&P successor index in order to arrive at a level of the S&P 500® Index or such S&P successor index as if there had been no such modification (e.g., as if such split had not occurred).

Historical Information for the S&P 500® Index

The following graph sets forth the historical performance of the S&P 500® Index based on the daily S&P 500® Index closing levels from January 2, 2002 through February 23, 2007. The

S&P 500® Index closing level on February 23, 2007 was 1451.19. We obtained the S&P 500® Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in the return of your initial investment.

Examples of Hypothetical Payment at Maturity on the Notes Linked to the S&P 500® Index Assuming a Range of Performance for the Index

The table below illustrates the payment at maturity for a $10.00 note principal amount for a hypothetical range of performance for the S&P 500® Index Return from -100% to +100% and assumes an Index Starting Level of 1451.19, a Trigger Level of 725.60 and a Participation Rate of 105% (the actual Index Starting Level, Trigger Level and Participation Rate will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		No Index Closing Below Trigger Level		Index Closing Below Trigger Level
Index Ending Level	Index Return (%)	Payment at Maturity ($)	Return on Note (%)	Payment at Maturity ($)	Return on Note (%)
2902.38	100.00%	$20.50	105.00%	$20.50	105.00%
2757.26	90.00%	$19.45	94.50%	$19.45	94.50%
2612.14	80.00%	$18.40	84.00%	$18.40	84.00%
2467.02	70.00%	$17.35	73.50%	$17.35	73.50%
2321.90	60.00%	$16.30	63.00%	$16.30	63.00%
2176.79	50.00%	$15.25	52.50%	$15.25	52.50%
2031.67	40.00%	$14.20	42.00%	$14.20	42.00%
1886.55	30.00%	$13.15	31.50%	$13.15	31.50%
1741.43	20.00%	$12.10	21.00%	$12.10	21.00%
1596.31	10.00%	$11.05	10.50%	$11.05	10.50%
1451.19	0.00%	$10.00	0.00%	$10.00	0.00%
1306.07	-10.00%	$10.00	0.00%	$9.00	-10.00%
1160.95	-20.00%	$10.00	0.00%	$8.00	-20.00%
1015.83	-30.00%	$10.00	0.00%	$7.00	-30.00%
870.71	-40.00%	$10.00	0.00%	$6.00	-40.00%
725.60	-50.00%	$10.00	0.00%	$5.00	-50.00%
580.48	-60.00%	N/A	N/A	$4.00	-60.00%
435.36	-70.00%	N/A	N/A	$3.00	-70.00%
290.24	-80.00%	N/A	N/A	$2.00	-80.00%
145.12	-90.00%	N/A	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the S&P 500® Index increases by 20% from the Index Starting Level of 1451.19 to the Index Ending Level of 1741.43 during the Observation Period. Because the Index Ending Level of 1741.43 is greater than the Index Starting Level of 1451.19, the payment at maturity is equal to $12.10 per $10.00 note principal amount, representing a total return of 21% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(1741.43 –

1451.19)/1451.19] x 105%) = $12.10

Example 2: The level of the S&P 500® Index decreases by 20% from the Index Starting Level of 1451.19 to the Index Ending Level of 1160.95, and the S&P 500® Index never closed below the Trigger Level of 725.60 on any single trading day during the Observation Period. Although the Index Ending Level of 1160.95 is less than the Index Starting Level of 1451.19, because the S&P 500® Index never closed below the Trigger Level of 725.60 during the Observation Period, the payment at maturity is equal to $10.00.

Payment at maturity per $10.00 note principal amount = $10.00

Example 3: The S&P 500® Index decreases by 20% from the Index Starting Level of 1451.19 to the Index Ending Level of 1160.95, and the S&P 500® Index closed below the Trigger Level of 725.60 on at least one trading day during the Observation Period. Because the S&P 500® Index closed below the Trigger Level of 725.60 during the Observation Period, the final payment at maturity is equal to $8.00, representing a loss of 20% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(1160.95 –

1451.19)/1451.19]) = $8.00

NOTES LINKED TO THE DOW JONES EURO STOXX 50® INDEX

The Dow Jones EURO STOXX 50® Index

We have derived all information contained in this term sheet regarding the Dow Jones EURO STOXX 50® Index (“Dow Jones EURO STOXX 50® Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company (“Dow Jones”) and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Euro Zone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index =	free float market capitalization of the Dow Jones EURO STOXX 50® Index adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index	x 1,000

The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price * A/B New number of shares = old number of shares * B/A Divisor: no change	(2) Rights offering: Adjusted price =(closing price * A + subscription price * B) / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: increases
(3) Stock dividend: Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: no change	(4) Stock dividend of another company: Adjusted price =(closing price * A - price of other company * B) / A Divisor: decreases

(5) Return of capital and share consideration:

Adjusted price =(closing price - dividend announced by

company * (1-withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(6) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of

shares) - (tender price * number of

tendered shares)) / (old number of shares

- number of tendered shares)

New number of shares = old number of shares -

number of tendered shares

Divisor: decreases

(7) Spin-off: Adjusted price =(closing price * A—price of spun-off shares * B) / A Divisor: decreases

(8) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

— If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C *

(1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares * ((A + B)

* (1 + C / A)) / A

Divisor: increases

— If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price

* C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares * ((A + C)

* (1 + B / A))

Divisor: increases

— Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

License Agreement with STOXX Limited

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Dow Jones EURO STOXX 50® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Dow Jones EURO STOXX 50® Index to track general stock market performance. STOXX Limited and Dow Jones have no relationship to Deutsche Bank AG other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to Deutsche Bank AG or the notes. STOXX Limited and Dow Jones have no obligation to take the needs of Deutsche Bank AG or the holders of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited and Dow Jones are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited and Dow Jones have no liability in connection with the administration, marketing or trading of the notes.

STOXX LIMITED AND DOW JONES DO NOT GUARANTY THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED AND DOW JONES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED AND DOW JONES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN DEUTSCHE BANK AG AND STOXX LIMITED AND DOW JONES ARE SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

“DOW JONES EURO STOXX 50®” AND “STOXX®” ARE SERVICE MARKS OF STOXX LIMITED AND DOW JONES AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY DEUTSCHE BANK AG. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX LIMITED AND DOW JONES, AND STOXX LIMITED AND DOW JONES MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50® Index (such index being referred to herein as a “Dow Jones EURO STOXX successor index”), then any Dow Jones EURO STOXX 50® Index closing level will be determined by reference to the level of such Dow Jones EURO STOXX successor index at the close of trading on the relevant exchange or market for the Dow Jones EURO STOXX successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a Dow Jones EURO STOXX successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no Dow Jones EURO STOXX successor index is available at such time or the calculation agent has previously selected a Dow Jones EURO STOXX successor index and publication of such Dow Jones EURO STOXX successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Dow Jones EURO STOXX 50® Index closing level for such date. The Dow Jones EURO STOXX 50® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX successor index, as applicable, last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

If at any time the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX successor index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX successor index is in any other way modified so that the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Dow Jones EURO STOXX 50® Index closing level with reference to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX successor index is modified so that the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index), then the calculation agent will adjust the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index in order to arrive at a level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX successor index as if there had been no such modification (e.g., as if such split had not occurred).

Historical Information for the Dow Jones EURO STOXX 50® Index

The following graph sets forth the historical performance of the Dow Jones EURO STOXX 50® Index based on the daily Dow Jones EURO STOXX 50® Index closing levels from January 2, 2002 through February 23, 2007. The Dow Jones EURO STOXX 50® Index closing level on February 23, 2007 was 4245.99. We obtained the Dow Jones EURO STOXX 50® Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level of the Dow Jones EURO STOXX 50® Index. We cannot give you assurance that the performance of the Dow Jones EURO STOXX 50® Index will result in the return of your initial investment.

Examples of Hypothetical Payment at Maturity on the Notes Linked to the Dow Jones EURO STOXX 50® Index Assuming a Range of Performance for the Index

The table below illustrates the payment at maturity for a $10.00 note principal amount for a hypothetical range of performance for the Dow Jones EURO STOXX 50® Index Return from -100% to +100% and assumes an Index Starting Level of 4245.99, a Trigger Level of 2123.00 and a Participation Rate of 157.50% (the actual Index Starting Level, Trigger Level and Participation Rate will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		No Index Closing Below Trigger Level		Index Closing Below Trigger Level
Index Ending Level	Index Return (%)	Payment at Maturity ($)	Return on Note (%)	Payment at Maturity ($)	Return on Note (%)
8491.98	100.00%	$25.75	157.50%	$25.75	157.50%
8067.38	90.00%	$24.18	141.75%	$24.18	141.75%
7642.78	80.00%	$22.60	126.00%	$22.60	126.00%
7218.18	70.00%	$21.03	110.25%	$21.03	110.25%
6793.58	60.00%	$19.45	94.50%	$19.45	94.50%
6368.99	50.00%	$17.88	78.75%	$17.88	78.75%
5944.39	40.00%	$16.30	63.00%	$16.30	63.00%
5519.79	30.00%	$14.73	47.25%	$14.73	47.25%
5095.19	20.00%	$13.15	31.50%	$13.15	31.50%
4670.59	10.00%	$11.58	15.75%	$11.58	15.75%
4245.99	0.00%	$10.00	0.00%	$10.00	0.00%
3821.39	-10.00%	$10.00	0.00%	$9.00	-10.00%
3396.79	-20.00%	$10.00	0.00%	$8.00	-20.00%
2972.19	-30.00%	$10.00	0.00%	$7.00	-30.00%
2547.59	-40.00%	$10.00	0.00%	$6.00	-40.00%
2123.00	-50.00%	$10.00	0.00%	$5.00	-50.00%
1698.40	-60.00%	N/A	N/A	$4.00	-60.00%
1273.80	-70.00%	N/A	N/A	$3.00	-70.00%
849.20	-80.00%	N/A	N/A	$2.00	-80.00%
424.60	-90.00%	N/A	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Dow Jones EURO STOXX 50® Index increases by 20% from the Index Starting Level of 4245.99 to the Index Ending Level of 5095.19 during the Observation Period. Because the Index Ending Level of 5095.19 is greater than the Index Starting Level of 4245.99, the payment at maturity is equal to $13.15 per $10.00 note principal amount, representing a total return of 31.50% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(5095.19 – 4245.99)/4245.99] x 157.50%) = $13.15

Example 2: The level of the Dow Jones EURO STOXX 50® Index decreases by 20% from the Index Starting Level of 4245.99 to the Index Ending Level of 3396.79, and the Dow Jones EURO STOXX 50® Index never closed below the Trigger Level of 2123.00 on any single trading day during the Observation Period. Although the Index Ending Level of 3396.79 is less than the Index Starting Level of 4245.99, because the Dow Jones EURO STOXX 50® Index never closed below the Trigger Level of 2123.00 during the Observation Period, the payment at maturity is equal to $10.00.

Payment at maturity per $10.00 note principal amount = $10.00

Example 3: The level of the Dow Jones EURO STOXX 50® Index decreases by 20% from the Index Starting Level of 4245.99 to the Index Ending Level of 3396.79, and the Dow Jones EURO STOXX 50® Index closed below the Trigger Level of 2123.00 on at least one trading day during the Observation Period. Because the Dow Jones EURO STOXX 50® Index closed below the Trigger Level of 2123.00 during the Observation Period, the final payment at maturity is equal to $8.00, representing a loss of 20% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(3396.79 – 4245.99)/4245.99]) = $8.00

NOTES LINKED TO THE NIKKEI® 225 INDEX

The Nikkei® 225 Index

We have derived all information regarding the Nikkei® 225 Index contained in this term sheet, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. (known as Nihon Keizai Shimbun, Inc. prior to January 1, 2007). Nikkei Inc. has no obligation to continue to publish, and may discontinue publication of, the Nikkei® 225 Index.

The Nikkei® 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of selected Japanese stocks. The Nikkei® 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei® 225 Index ) be included in the Nikkei® 225 Index.

The 225 companies included in the Nikkei® 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The Nikkei® 225 Index is a modified, price-weighted index (i.e., an Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 23.154 as of October 1, 2003 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei® 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei® 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei® 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei® 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei® 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei® 225 Index immediately after such change) will be equal to the level of the Nikkei® 225 Index immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Nikkei Underlying Stocks constituting the Nikkei® 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei® 225 Index. Nikkei Inc. first calculated and published the Nikkei® 225 Index in 1970.

License Agreement with Nikkei Inc.

We have entered into an agreement with Nikkei Inc. providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Nikkei® 225 Index, which is owned and published by Nikkei Inc., in connection with certain securities, including the notes.

Our license agreement with Nikkei Inc. provides that Nikkei Inc. will assume no obligation or responsibility for use of the Nikkei® 225 Index by us or our affiliates and that all use and implementation relating to the license agreement shall be conducted exclusively at the risk of Deutsche Bank AG.

“NIKKEI® 225 INDEX” IS AN INTELLECTUAL PROPERTY OF NIKKEI INC. PRIOR TO JANUARY 1, 2007, NIKKEI INC. WAS KNOWN AS NIHON KEIZAI

SHIMBUN, INC. “NIKKEI”, “NIKKEI STOCK AVERAGE”, AND “NIKKEI 225” ARE THE SERVICE MARKS OF NIKKEI INC. AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY DEUTSCHE BANK AG. NIKKEI INC. RESERVES ALL RIGHTS, INCLUDING COPYRIGHT, TO THE NIKKEI® 225 INDEX. NIKKEI DIGITAL MEDIA, INC., A WHOLLY OWNED SUBSIDIARY OF NIKKEI INC., CALCULATES AND DISSEMINATES THE NIKKEI® 225 INDEX UNDER EXCLUSIVE AGREEMENT WITH NIKKEI INC. NIKKEI INC. AND NIKKEI DIGITAL MEDIA, INC. ARE COLLECTIVELY REFERRED TO AS THE “INDEX SPONSOR.”

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE INDEX SPONSOR. THE INDEX SPONSOR DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, EITHER AS TO THE RESULTS TO BE OBTAINED AS TO THE USE OF THE NIKKEI® 225 INDEX OR THE FIGURE AS WHICH THE NIKKEI® 225 INDEX STANDS AT ANY PARTICULAR DAY OR OTHERWISE. NIKKEI® 225 INDEX IS COMPILED AND CALCULATED SOLELY BY THE INDEX SPONSOR. HOWEVER, THE INDEX SPONSOR SHALL NOT BE LIABLE TO ANY PERSON FOR ANY ERROR IN THE NIKKEI® 225 INDEX, AND THE INDEX SPONSOR SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON, INCLUDING A PURCHASER OR SELLER OF THE NOTES, OF ANY ERROR THEREIN.

IN ADDITION, THE INDEX SPONSOR GIVES NO ASSURANCE REGARDING ANY MODIFICATION OR CHANGE IN ANY METHODOLOGY USED IN CALCULATING THE NIKKEI® 225 INDEX AND IS UNDER NO OBLIGATION TO CONTINUE THE CALCULATION, PUBLICATION AND DISSEMINATION OF THE NIKKEI® 225 INDEX.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei® 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei® 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei® 225 Index, and these limitations, in turn, may adversely affect the value of the notes.

Discontinuation of the Nikkei® 225 Index; Alteration of Method of Calculation

If Nikkei Inc. discontinues publication of the Nikkei® 225 Index, and Nikkei Inc. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Nikkei® 225 Index (such index being referred to herein as a “Nikkei successor index”), then any Nikkei® 225 Index closing level will be determined by reference to the level of such Nikkei successor index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a Nikkei successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Nikkei Inc. discontinues publication of the Nikkei® 225 Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a Nikkei successor index and publication of such Nikkei successor index is discontinued prior to and such discontinuation is continuing on the Final Valuation Date, then the calculation agent will determine the Index closing level for the Nikkei® 225 Index for such date. The Index closing level for the Nikkei® 225 Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Nikkei® 225 Index or Nikkei successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Nikkei® 225 Index or Nikkei successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Nikkei® 225 Index or Nikkei successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

If at any time the method of calculating the Nikkei® 225 Index or a Nikkei successor index, or the level thereof, is changed in a material respect, or if the Nikkei® 225 Index or a Nikkei successor index is in any other way modified so that the Nikkei® 225 Index or such Nikkei successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nikkei® 225 Index or such Nikkei successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the Final Valuation Date make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei® 225 Index or such Nikkei successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Nikkei® 225 Index closing level with reference to the Nikkei® 225 Index or such Nikkei successor index, as adjusted. Accordingly, if the method of calculating the Nikkei® 225 Index or an Nikkei successor index is modified so that the level of the Nikkei® 225 Index or such Nikkei successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nikkei® 225 Index or such Nikkei successor index), then the calculation agent will adjust its calculation of the Nikkei® 225 Index or such Nikkei successor index in order to arrive at a level of the Nikkei® 225 Index or such Nikkei successor index as if there had been no such modification (e.g., as if such split had not occurred).

Historical Information for the Nikkei® 225 Index

The following graph sets forth the historical performance of the Nikkei® 225 Index based on the daily Nikkei® 225 Index closing levels from January 2, 2002 through February 23, 2007. The Nikkei® 225 Index closing level on February 23, 2007 was 18188.42. We obtained the Nikkei® 225 Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Nikkei® 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level of the Nikkei® 225 Index. We cannot give you assurance that the performance of the Nikkei® 225 Index will result in the return of your initial investment.

Examples of Hypothetical Payment at Maturity on the Notes Linked to the Nikkei® 225 Index Assuming a Range of Performance for the Nikkei® 225 Index

The table below illustrates the payment at maturity for a $10.00 note principal amount for a hypothetical range of performance for the Nikkei® 225 Index Return from -100% to +100% and assumes an Index Starting Level of 18188.42, a Trigger Level of 9094.21 and a Participation Rate of 157.50% (the actual Index Starting Level, Trigger Level and Participation Rate will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		No Index Closing Below Trigger Level		Index Closing Below Trigger Level
Index Ending Level	Index Return (%)	Payment at Maturity ($)	Return on Note (%)	Payment at Maturity ($)	Return on Note (%)
36376.84	100.00%	$25.75	157.50%	$25.75	157.50%
34558.00	90.00%	$24.18	141.75%	$24.18	141.75%
32739.16	80.00%	$22.60	126.00%	$22.60	126.00%
30920.31	70.00%	$21.03	110.25%	$21.03	110.25%
29101.47	60.00%	$19.45	94.50%	$19.45	94.50%
27282.63	50.00%	$17.88	78.75%	$17.88	78.75%
25463.79	40.00%	$16.30	63.00%	$16.30	63.00%
23644.95	30.00%	$14.73	47.25%	$14.73	47.25%
21826.10	20.00%	$13.15	31.50%	$13.15	31.50%
20007.26	10.00%	$11.58	15.75%	$11.58	15.75%
18188.42	0.00%	$10.00	0.00%	$10.00	0.00%
16369.58	-10.00%	$10.00	0.00%	$9.00	-10.00%
14550.74	-20.00%	$10.00	0.00%	$8.00	-20.00%
12731.89	-30.00%	$10.00	0.00%	$7.00	-30.00%
10913.05	-40.00%	$10.00	0.00%	$6.00	-40.00%
9094.21	-50.00%	$10.00	0.00%	$5.00	-50.00%
7275.37	-60.00%	N/A	N/A	$4.00	-60.00%
5456.53	-70.00%	N/A	N/A	$3.00	-70.00%
3637.68	-80.00%	N/A	N/A	$2.00	-80.00%
1818.84	-90.00%	N/A	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payment at maturity set forth in the table above are calculated.

Example 1: The level of the Nikkei® 225 Index increases by 20% from the Index Starting Level of 18188.42 to the Index Ending Level of 21826.10 during the Observation Period. Because the Index Ending Level of 21826.10 is greater than the Index Starting Level of 18188.42, the payment at maturity is equal to $13.15 per $10.00 note principal amount, representing a total return of 31.50% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(21826.10 – 18188.42)]/18188.42) x 157.50%) = $13.15

Example 2: The level of the Nikkei® 225 Index decreases by 20% from the Index Starting Level of 18188.42 to the Index Ending Level of 14550.74, and the Nikkei® 225 Index never closed below the Trigger Level of 9094.21 on any single trading day during the Observation Period. Although the Index Ending Level of 14550.74 is less than the Index Starting Level of 18188.42, because the Nikkei® 225 Index never closed below the Trigger Level of 9094.21 during the Observation Period, the payment at maturity is equal to $10.00.

Payment at maturity per $10.00 note principal amount = $10.00

Example 3: The level of the Nikkei® 225 Index decreases by 20% from the Index Starting Level of 18188.42 to the Index Ending Level of 14550.74, and the Nikkei® 225 Index closed below the Trigger Level of 9094.21 on at least one trading day during the Observation Period. Because the Nikkei® 225 Index closed below the Trigger Level of 9094.21 during the Observation Period, the payment at maturity is equal to $8.00, representing a loss of 20% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(14550.74 – 18188.42)/18188.42]) = $8.00

NOTES LINKED TO THE MSCI EMERGING MARKETS INDEXSM

The MSCI Emerging Markets IndexSM

We have derived all information contained in this term sheet regarding the MSCI Emerging Markets IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Emerging Markets IndexSM is a stock index calculated in U.S. dollars, published and disseminated daily by Morgan Stanley Capital International Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and every 60 seconds during market trading hours on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets IndexSM. We make no representation or warranty as to the accuracy or completeness of the information derived from these public sources.

The MSCI Emerging Markets IndexSM was developed by MSCI as an equity benchmark for international stock performance and is designed to measure equity market performance in the global emerging markets. The MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index of all of the equity securities (the “component securities”) constituting the MSCI indices for the selected countries (the “component country indices”). The MSCI Emerging Markets IndexSM has a base date of December 31, 1987. As of June 30, 2006, the MSCI Emerging Markets IndexSM consisted of the following 25 component country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. Each of the component country indices is a sampling of equity securities across industry groups in such country’s equity markets. In order to maintain the representativeness of the MSCI Emerging Markets IndexSM, structural changes to the MSCI Emerging Markets IndexSM as a whole may be made by adding or deleting component country indices and the related component securities.

License Agreement with MSCI

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the MSCI Emerging Markets IndexSM, which is owned and published by MSCI, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the MSCI Emerging Markets IndexSM to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI Emerging Markets IndexSM, which index is determined, composed and calculated by MSCI without regard to the issuer of the notes. MSCI has no obligation to take the needs of the issuer of the notes or the holders of the notes into consideration in determining, composing or calculating the MSCI Emerging Markets IndexSM. MSCI is not responsible for and has not participated in the determination of the timing, prices or quantities of the notes to be issued. Neither MSCI nor any other party has an obligation or liability to owners of these notes in connection with the administration, marketing or trading of the notes.

THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY DEUTSCHE BANK AG (THE

“LICENSEE”). THE NOTES ARE NOT SPONSORED, ENDORSED OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX, AND MSCI BEARS NO LIABILITY WITH RESPECT TO THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE HOLDERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR HOLDERS OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR HOLDERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING, PRICES OR QUANTITIES OF THE NOTES TO BE ISSUED. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE HOLDERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, THE ISSUER, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE,

CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, SHOULD USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE NOTES WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED. UNDER NO CIRCUMSTANCES MAY ANY PERSON OR ENTITY CLAIM ANY AFFILIATION WITH MSCI WITHOUT THE PRIOR WRITTEN PERMISSION OF MSCI.

Discontinuation of the MSCI Emerging Markets IndexSM; Alteration of Method of Calculation

If MSCI discontinues publication of the MSCI Emerging Markets IndexSM, and MSCI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued MSCI Emerging Markets IndexSM (such index being referred to herein as a “MSCI Emerging Markets successor index”), then any MSCI Emerging Markets IndexSM closing level will be determined by reference to the level of such MSCI Emerging Markets successor index at the close of trading on the relevant exchanges or markets for the MSCI Emerging Markets successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a MSCI Emerging Markets successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If MSCI discontinues publication of the MSCI Emerging Markets IndexSM prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no MSCI Emerging Markets successor index is available at such time, or the calculation agent has previously selected a MSCI Emerging Markets successor index, and publication of such MSCI Emerging Markets successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the MSCI Emerging Markets IndexSM closing level for such date. The MSCI Emerging Markets IndexSM closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the MSCI Emerging Markets IndexSM or MSCI Emerging Markets successor index, as applicable, last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the MSCI Emerging Markets IndexSM or MSCI Emerging Markets successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets IndexSM or MSCI Emerging Markets successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

If at any time the method of calculating the MSCI Emerging Markets IndexSM or an MSCI Emerging Markets successor index, or the level thereof, is changed in a material respect, or if the MSCI Emerging Markets IndexSM or an MSCI Emerging Markets successor index is in any other way modified so that the MSCI Emerging Markets IndexSM or such MSCI Emerging Markets successor index does not, in the opinion of the calculation agent, fairly represent the level of the MSCI Emerging Markets IndexSM or such MSCI Emerging Markets successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the MSCI Emerging Markets IndexSM or such MSCI Emerging Markets successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the MSCI Emerging Markets IndexSM closing level with reference to the MSCI Emerging Markets IndexSM or such MSCI Emerging Markets successor index, as adjusted. Accordingly, if the method of calculating the MSCI Emerging Markets IndexSM or a MSCI Emerging Markets successor index is modified so that the level of the MSCI Emerging Markets IndexSM or such MSCI Emerging Markets successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the MSCI Emerging Markets IndexSM or such MSCI Emerging Markets successor index), then the calculation agent will adjust the MSCI Emerging Markets IndexSM or such MSCI Emerging Markets successor index in order to arrive at a level of the MSCI Emerging Markets IndexSM or such MSCI Emerging Markets successor index as if there had been no such modification (e.g., as if such split had not occurred).

Historical Information for the MSCI Emerging Markets IndexSM

The following graph sets forth the historical performance of the MSCI Emerging Markets IndexSM based on the daily MSCI Emerging Markets IndexSM closing levels from January 2, 2002 through February 23, 2007. The MSCI Emerging Markets IndexSM closing level on February 23, 2007 was 940.24. We obtained the MSCI Emerging Markets IndexSM closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the MSCI Emerging Markets IndexSM should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level of the MSCI Emerging Markets IndexSM. We cannot give you assurance that the performance of the MSCI Emerging Markets IndexSM will result in the return of your initial investment.

Examples of Hypothetical Payment at Maturity on the Notes Linked to the MSCI Emerging Markets IndexSM Assuming a Range of Performance for the MSCI Emerging Markets IndexSM

The table below illustrates the payment at maturity for a $10.00 note principal amount for a hypothetical range of performance for the MSCI Emerging Markets IndexSM Return from -100% to +100% and assumes an Index Starting Level of 940.24, a Trigger Level of 470.12 and a Participation Rate of 110% (the actual Index Starting Level, Trigger Level and Participation Rate will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		No Index Closing Below Trigger Level		Index Closing Below Trigger Level
Index Ending Level	Index Return (%)	Payment at Maturity ($)	Return on Note (%)	Payment at Maturity ($)	Return on Note (%)
1880.48	100.00%	$21.00	110.00%	$21.00	110.00%
1786.46	90.00%	$19.90	99.00%	$19.90	99.00%
1692.43	80.00%	$18.80	88.00%	$18.80	88.00%
1598.41	70.00%	$17.70	77.00%	$17.70	77.00%
1504.38	60.00%	$16.60	66.00%	$16.60	66.00%
1410.36	50.00%	$15.50	55.00%	$15.50	55.00%
1316.34	40.00%	$14.40	44.00%	$14.40	44.00%
1222.31	30.00%	$13.30	33.00%	$13.30	33.00%
1128.29	20.00%	$12.20	22.00%	$12.20	22.00%
1034.26	10.00%	$11.10	11.00%	$11.10	11.00%
940.24	0.00%	$10.00	0.00%	$10.00	0.00%
846.22	-10.00%	$10.00	0.00%	$9.00	-10.00%
752.19	-20.00%	$10.00	0.00%	$8.00	-20.00%
658.17	-30.00%	$10.00	0.00%	$7.00	-30.00%
564.14	-40.00%	$10.00	0.00%	$6.00	-40.00%
470.12	-50.00%	$10.00	0.00%	$5.00	-50.00%
376.10	-60.00%	N/A	N/A	$4.00	-60.00%
282.07	-70.00%	N/A	N/A	$3.00	-70.00%
188.05	-80.00%	N/A	N/A	$2.00	-80.00%
94.02	-90.00%	N/A	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payment at maturity set forth in the table above are calculated.

Example 1: The level of the MSCI Emerging Markets IndexSM increases by 20% from the Index Starting Level of 940.24 to the Index Ending Level of 1128.29 during the Observation Period. Because the Index Ending Level of 1128.29 is greater than the Index Starting Level of 940.24, the payment at maturity is equal to $12.20 per $10.00 note principal amount, representing a total return of 22% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(1128.29 –

940.24)]/940.24) x 110%) = $12.20

Example 2: The level of the MSCI Emerging Markets IndexSM decreases by 20% from the Index Starting Level of 940.24 to the Index Ending Level of 752.19, and the MSCI Emerging Markets IndexSM never closed below the Trigger Level of 470.12 on any single trading day during the Observation Period. Although the Index Ending Level of 752.19 is less than the Index Starting Level of 940.24, because the MSCI Emerging Markets IndexSM never closed below the Trigger Level of 470.12 during the Observation Period, the payment at maturity is equal to $10.00.

Payment at maturity per $10.00 note principal amount = $10.00

Example 3: The level of the MSCI Emerging Markets IndexSM decreases by 20% from the Index Starting Level of 940.24 to the Index Ending Level of 752.19, and the MSCI Emerging Markets IndexSM closed below the Trigger Level of 470.12 on at least one trading day during the Observation Period. Because the MSCI Emerging Markets IndexSM closed below the Trigger Level of 470.12 during the Observation Period, the payment at maturity is equal to $8.00, representing a loss of 20% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(752.19 –

940.24)/940.24]) = $8.00

NOTES LINKED TO THE HANG SENG CHINA ENTERPRISES INDEX

We have derived all information contained in this term sheet regarding the Hang Seng China Enterprises Index, including, without limitation, its composition, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of HSI Services Limited (“HSI”) and is subject to change at the discretion of HSI Services. We make no representation or warranty as to the accuracy or completeness of such information. HSI is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Hang Seng China Enterprises Index at any time.

Hang Seng China Enterprises Index Composition and Maintenance

The Hang Seng China Enterprises Index is compiled, published and managed by HSI, a wholly-owned subsidiary of the Hang Seng Bank. The Hang Seng China Enterprises Index was launched on August 8, 1994 as a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on The Stock Exchange of Hong Kong Ltd. (“SEHK”). H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the Hang Seng China Enterprises Index became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the Hang Seng China Enterprises Index comprise only the largest H-share companies included in the HSCI. The Hang Seng China Enterprises Index had a base value of 1,000 at launch, but was rebased on October 3, 2001 following the launch of the HSCI Series with a value of 2,000 on January 3, 2000 to align the Hang Seng China Enterprises Index with the HSCI Series. As of September 11, 2006, the Hang Seng China Enterprises Index had 37 constituents. The Hang Seng China Enterprises Index is reviewed semi-annually at the same time as the HSCI Series. H-Share companies joining or leaving the HSCI are automatically included or excluded from the Hang Seng China Enterprises Index.

To be included in the HSCI and be eligible for inclusion in the Hang Seng China Enterprises Index, a component stock must have a primary listing on the Main Board of the SEHK, and the issuer of such component stock must not have (i) a secondary listing in Hong Kong, (ii) stocks listed on the Growth Enterprises Market or (iii) preference shares, debt securities or other derivatives. A component stock is removed from the HSCI following the semi-annual review process if (a) it experienced more than 20 trading days without turnover during the preceding 12 months (excluding days on which such component stock was suspended from trading) or (b) the component stock’s 12-month average market capitalization rank falls to the 240th position or below. Component stocks with less than one year listing history are counted on a pro-rata basis. A component stock is added to the HSCI following the semi-annual review process if (a) it experienced less than 20 trading days without turnover during the preceding 12 months (excluding days on which such component stock was suspended from trading) and (b) the component stock’s 12-month average market capitalization rank rises to the 160th position or above. The number of component stocks in the HSCI is fixed at 200, and, in the event that the number of component stocks that are removed from and added to the HSCI is not the same, the next highest ranking component stock will be added or the next lowest ranking component stock will be removed, as the case may be.

The calculation methodology of the Hang Seng China Enterprises Index changed on March 6, 2006 to a free float-adjusted market capitalization methodology. This free float adjustment aims to exclude from the index calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, is now used to adjust the number of shares for index calculation. A cap of 15% is placed on individual component stock weights in the Hang Seng China Enterprises Index, which are reviewed semi-annually to ensure that no one component stock dominates the Hang Seng China Enterprises Index. If any component stock exceeds 15% of the value of the Hang Seng China Enterprises Index, HSI will cap such component stock’s representation in the Hang Seng China Enterprises Index at 15% until the next following semi-annual review. The following shareholdings are viewed as strategic in nature and are excluded from the Hang Seng China Enterprises Index calculation:

•	shares held by strategic shareholder(s) who individually or collectively control more than 30% of the shareholdings;

•	shares held by director(s) who individually control more than 5% of the shareholdings;

•	shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and

•	shares held by shareholder(s) who individually or collectively represent more than 5% of the shareholdings in the company and have a publicly disclosed lock-up arrangement.

License Agreement with HSI

We have entered into an agreement with HSI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Hang Seng China Enterprises Index, which is owned and published by HSI, in connection with certain securities, including the notes.

The Hang Seng China Enterprises Index is published and compiled by HSI pursuant to a license from Hang Seng Data Services Limited. The mark and name of the Hang Seng China Enterprises Index are proprietary to Hang Seng Data Services Limited. HSI and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng China Enterprises Index by Deutsche Bank AG in connection with the notes (the “Product”), BUT NEITHER HSI NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HANG SENG CHINA ENTERPRISES INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT STOCK OR DATA UNDERLYING THE HANG SENG CHINA ENTERPRISES INDEX; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT STOCK OR DATA UNDERLYING THE HANG SENG CHINA ENTERPRISES INDEX FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HANG SENG CHINA ENTERPRISES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Hang Seng China Enterprises Index and any of the related formulae, component stocks underlying the Hang Seng China Enterprises Index and factors may at any time be changed or altered by HSI without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SENG CHINA ENTERPRISES INDEX BY DEUTSCHE BANK AG IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI IN THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX; OR

(iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Discontinuation of the Hang Seng China Enterprises Index; Alteration of Method of Calculation

If HSI discontinues publication of the Hang Seng China Enterprises Index, and HSI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued the Hang Seng China Enterprises Index (such index being referred to herein as a “Hang Seng China Enterprises successor index”), then any Hang Seng China Enterprises Index closing level will be determined by reference to the level of such Hang Seng China Enterprises successor index at the close of trading on the relevant exchanges or markets for the Hang Seng China Enterprises successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a Hang Seng China Enterprises successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If HSI discontinues publication of the Hang Seng China Enterprises Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no Hang Seng China Enterprises successor index is available at such time, or the calculation agent has previously selected a Hang Seng China Enterprises successor index, and publication of such Hang Seng China Enterprises successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Hang Seng China Enterprises Index closing level for such date. The Hang Seng China Enterprises Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Hang Seng China Enterprises Index or the Hang Seng China Enterprises successor index, as applicable, last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Hang Seng China Enterprises Index or the Hang Seng China Enterprises successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Hang Seng China Enterprises Index or the Hang Seng China Enterprises successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

If at any time the method of calculating the Hang Seng China Enterprises Index or a Hang Seng China Enterprises successor index, or the level thereof, is changed in a material respect, or if the Hang Seng China Enterprises Index or a Hang Seng China Enterprises successor index is in any other way modified so that the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index does not, in the opinion of the calculation agent, fairly represent the level of the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Hang Seng China Enterprises Index closing level with reference to the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index, as adjusted. Accordingly, if the method of calculating the Hang Seng China Enterprises Index or a Hang Seng China Enterprises successor index is modified so that the level of the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index), then the calculation agent will adjust the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index in order to arrive at a level of the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index as if there had been no such modification (e.g., as if such split had not occurred).

Historical Information for the Hang Seng China Enterprises Index

The following graph sets forth the historical performance of the Hang Seng China Enterprises Index based on the daily Hang Seng China Enterprises Index closing levels from January 2, 2002 through February 23, 2007. The Hang Seng China Enterprises Index closing level on February 23, 2007 was 9956.30. We obtained the Hang Seng China Enterprises Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Hang Seng China Enterprises Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level of the Hang Seng China Enterprises Index. We cannot give you assurance that the performance of the Hang Seng China Enterprises Index will result in the return of your initial investment.

Examples of Hypothetical Payment at Maturity on the Notes Linked to the Hang Seng China Enterprises Index Assuming a Range of Performance for the Hang Seng China Enterprises Index

The table below illustrates the payment at maturity for a $10.00 note principal amount for a hypothetical range of performance for the Hang Seng China Enterprises Index Return from -100% to +100% and assumes an Index Starting Level of 9956.30, a Trigger Level of 4978.15 and a Participation Rate of 110% (the actual Index Starting Level, Trigger Level and Participation Rate will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		No Index Closing Below Trigger Level		Index Closing Below Trigger Level
Index Ending Level	Index Return (%)	Payment at Maturity ($)	Return on Note (%)	Payment at Maturity ($)	Return on Note (%)
19912.60	100.00%	$21.00	110.00%	$21.00	110.00%
18916.97	90.00%	$19.90	99.00%	$19.90	99.00%
17921.34	80.00%	$18.80	88.00%	$18.80	88.00%
16925.71	70.00%	$17.70	77.00%	$17.70	77.00%
15930.08	60.00%	$16.60	66.00%	$16.60	66.00%
14934.45	50.00%	$15.50	55.00%	$15.50	55.00%
13938.82	40.00%	$14.40	44.00%	$14.40	44.00%
12943.19	30.00%	$13.30	33.00%	$13.30	33.00%
11947.56	20.00%	$12.20	22.00%	$12.20	22.00%
10951.93	10.00%	$11.10	11.00%	$11.10	11.00%
9956.30	0.00%	$10.00	0.00%	$10.00	0.00%
8960.67	-10.00%	$10.00	0.00%	$9.00	-10.00%
7965.04	-20.00%	$10.00	0.00%	$8.00	-20.00%
6969.41	-30.00%	$10.00	0.00%	$7.00	-30.00%
5973.78	-40.00%	$10.00	0.00%	$6.00	-40.00%
4978.15	-50.00%	$10.00	0.00%	$5.00	-50.00%
3982.52	-60.00%	N/A	N/A	$4.00	-60.00%
2986.89	-70.00%	N/A	N/A	$3.00	-70.00%
1991.26	-80.00%	N/A	N/A	$2.00	-80.00%
995.63	-90.00%	N/A	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payment at maturity set forth in the table above are calculated.

Example 1: The level of the Hang Seng China Enterprises Index increases by 20% from the Index Starting Level of 9956.30 to the Index Ending Level of 11947.56 during the Observation Period. Because the Index Ending Level of 11947.56 is greater than the Index Starting Level of 9956.30, the payment at maturity is equal to $12.20 per $10.00 note principal amount, representing a total return of 22% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(11947.56 - 9956.30)]/9956.30) x 110%) = $12.20

Example 2: The level of the Hang Seng China Enterprises Index decreases by 20% from the Index Starting Level of 9956.30 to the Index Ending Level of 7965.04, and the Hang Seng China Enterprises Index never closed below the Trigger Level of 4978.15 on any single trading day during the Observation Period. Although the Index Ending Level of 7965.04 is less than the Index Starting Level of 9956.30, because the Hang Seng China Enterprises Index never closed below the Trigger Level of 4978.15 during the Observation Period, the payment at maturity is equal to $10.00.

Payment at maturity per $10.00 note principal amount = $10.00

Example 3: The level of the Hang Seng China Enterprises Index decreases by 20% from the Index Starting Level of 9956.30 to the Index Ending Level of 7965.04, and the Hang Seng China Enterprises Index closed below the Trigger Level of 4978.15 on at least one trading day during the Observation Period. Because the Hang Seng China Enterprises Index closed below the Trigger Level of 4978.15 during the Observation Period, the payment at maturity is equal to $8.00, representing a loss of 20% on the notes.

Payment at maturity per $10.00 note principal amount = $10.00 + ($10.00 x [(7965.04 - 9956.30)/9956.30]) = $8.00

Market Disruption Events

Certain events may prevent the calculation agent from calculating the closing level of the applicable Index on the Final Valuation Date and, consequently, the applicable Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to each Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of such Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to such Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the applicable Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such disrupted Index shall be based on a comparison of:

•	the portion of the level of such disrupted Index attributable to that security relative to

•	the overall level of such disrupted Index

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the applicable Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the applicable Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the applicable Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the applicable Index or any successor index.

Supplemental Underwriting Information

UBS Financial Services Inc. and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions that will depend on market conditions on the Trade Date. In no event will such discounts and commissions exceed $0.35 per $10.00 note principal amount. See “Underwriting” in the accompanying product supplement.

We expect to deliver the notes against payment for the notes on or about the fourth business day following the Trade Date. Under Rule 15c6-1 under the Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes on the Trade Date or the next succeeding business day will be required, by virtue of the fact that we expect the notes initially to settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information contained in this term sheet. We have not authorized anyone to provide information different from that contained in this term sheet. We are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our notes.

Term Sheet

Page
Additional Terms Specific to the Notes	TS-1

Product Supplement D

Prospectus Supplement

Prospectus

Performance Securities with

Contingent Protection Linked to

an Index due on or about

March 30, 2012

UBS Financial Services Inc.

Deutsche Bank Securities

Term Sheet

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006 and

product supplement D dated December 27, 2006

February 26, 2007